================================================================================
                                                 -------------------------------
                                                          OMB APPROVAL
                                                 -------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response .........0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

    JOSLIN                          FRANCIS                 J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    15TH FLOOR, 640 5TH AVE.
--------------------------------------------------------------------------------
                                    (Street)

    NEW YORK CITY                      NY                   10019
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     PRECIOUS METAL MINES, INC.  -  PCMM-OTC
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year

     OCTOBER 1997
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [ ]    10% Owner
     [X]   Officer (give title below)              [ ]   Other (specify below)

     PRESIDENT, TREASURER, CHIEF FINANCIAL OFFICER
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned


                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                                       (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               3.                                           of Issuer's   (D) or        Indirect
1.                     Transaction      Transaction            (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date             Code           Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       (Instr. 8)              (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
COMMON STOCK                                                                          50,000        D
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================


                                                                                                 9.        10.
                                                                                                 Number    Owner-
                                                                                                 of        ship
            2.                                                                                   Deriv-    of
            Conver-                   5.                             7.                          ative     Deriv-    11.
            sion                      Number of                      Title and Amount            Secur-    ative     Nature
            or                        Derivative   6.                of Underlying      8.       ities     Secur-    of
            Exer-                     Securities   Date              Securities         Price    Bene-     ity:      In-
            cise    3.                Acquired (A) Exercisable and   (Instr. 3 and 4)   of       ficially  Direct    direct
            Price   Trans-   4.       or Disposed  Expiration Date                      Deriv-   Owned     (D) or    Bene-
1.          of      action   Trans-   of (D)       (Month/Day/Year)            Amount   ative    at End    In-       ficial
Title of    Deriv-  Date     action   (Instr. 3,                               or       Secur-   of        direct    Owner
Derivative  ative   (Month/  Code     4 and 5)     Date     Expira-            Number   ity      Year      (I)       -ship
Security    Secur-  Day/     (Instr.               Exer-    tion               of       (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)  ity     Year)    8)       (A)   (D)    cisable  Date     Title     Shares   5)       4)        4)        4)
===============================================================================================================================
N/A
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================



Explanation of Responses:
/s/Francis J. Joslin                              3/17/00
-----------------------------------              -----------
Francis J. Joslin                                 Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.